EXHIBIT  11.   STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
               (UNAUDITED)

               Three Months Ended March 31, 1996 and 1995
               (In thousands, except per share amounts)



                                                               Three months
                                                              ended March 31
                                                            -------------------
PRIMARY:                                                    1996        1995
                                                            -------------------

Weighted average shares outstanding                         21,239      20,399

Net effect of dilutive stock options and warrants
 based on the treasury  stock method using average
 market price                                                  186         278
                                                            ------------------

Total weighted average shares                               21,425      20,677
                                                            ==================

Net income                                                  $  332      $    6
                                                            ==================

Per share amount                                            $  .02      $    *
                                                            ==================

- -------------------
<F1> *  Less than one-half cent.



Fully diluted earnings per share is not presented because it is immaterial and anti-dilutive in both periods.